                                                Exhibit 99.1

JELD-WEN Delivers Third Quarter 2020 Revenue Growth and Margin Expansion Through Continued Disciplined Execution in a Challenging Environment
November 3, 2020

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three and nine months ended September 26, 2020, including third quarter net revenue of $1,112.9 million, net income of $25.5 million, adjusted EBITDA of $130.7 million, earnings per share ("EPS") of $0.25, adjusted EPS of $0.52, and year-to-date cash flow from operations of $210.6 million. Comparability is to the same period in the prior year, unless otherwise noted.

Third Quarter 2020 Highlights
•Net revenue increased by 1.9% to $1,112.9 million, driven by favorable pricing and foreign exchange
•Adjusted EBITDA increased by 20.0% to $130.7 million, through pricing and productivity including benefits from JELD-WEN Excellence Model ("JEM") deployment as well as footprint rationalization and modernization
•Core adjusted EBITDA margins increased 200 basis points, a sequential improvement from the second quarter
•Pricing remained strong, demonstrated by 6% price realization in North America
•Free cash flow of $143.7 million improved $83.4 million during the first nine months of 2020
•Strong balance sheet provides flexibility with record liquidity of $952.8 million

"I am proud of our associates, whose commitment to operational execution, safety, and delivering for our customers produced revenue growth and margin expansion that exceeded expectations," said Gary S. Michel, president and chief executive officer. "The rigorous deployment of our business operating system, the JELD-WEN Excellence Model, and disciplined adherence to our playbook, produced positive price realization, profitable share gain, and favorable productivity that led to a substantial acceleration in third quarter margin expansion."

"Consumers' focus on their homes, coupled with our strategy to deliver profitable market share with key customers, is driving increased demand for products in both residential new construction and repair and remodel channels," said Mr. Michel. "Globally, JELD-WEN associates are focused on safely meeting this demand with the level of product quality and service that customers know and expect from us. We expect that our productivity initiatives and structural cost reductions through footprint rationalization and modernization will accelerate the bottom-line benefits of this growth."

Third Quarter 2020 Results
•Core revenue growth in North America and Europe segments, as the demand environment improved
•Favorable price/cost for the eighth consecutive quarter
•North America core margins expanded 380 basis points, a sequential improvement from the second quarter
•Europe core margins expanded 230 basis points, the fifth consecutive quarter of core margin expansion in Europe segment
•Ongoing market demand headwinds in Australasia segment, combined with COVID-19 restrictions, resulted in an 8% decrease in core revenue, a sequential improvement from the second quarter
Net revenue for the three months ended September 26, 2020 increased $20.9 million, or 1.9%, to $1,112.9 million, compared to $1,092.0 million for the same period last year. The increase in net revenue was primarily driven by a 2% positive impact from foreign exchange. Core revenue, which excludes the impact of foreign exchange and acquisitions completed in the last twelve months, was unchanged as a 3% pricing benefit was offset by a 3% headwind from volume/mix.
Net income was $25.5 million during the third quarter, compared to net income of $17.0 million in the same quarter last year, an increase of $8.4 million. The increase in net income was primarily due to higher gross profit from improved price realization and operational improvements and a lower effective book income tax rate, partially offset by higher SG&A primarily due to legal expenses. Adjusted net income for the third quarter increased $26.0 million, or 97.7%, to $52.6 million, compared to $26.6 million in the same quarter last year.

The effective book income tax rate in the quarter was 38.5%. Excluding the impact of the GILTI provision of U.S. tax reform legislation and discrete tax items, the effective book income tax rate adjusted for these items during the third quarter was 30.6%.
EPS for the third quarter was $0.25, compared to $0.17 for the same quarter last year. Adjusted EPS was $0.52, compared to $0.26 a year ago.
Adjusted EBITDA increased $21.8 million, or 20.0%, to $130.7 million, compared to the same quarter last year. Adjusted EBITDA margin of 11.7% increased by 170 basis points compared to the prior year. Third quarter 2020 core adjusted EBITDA margin increased by 200 basis points compared to the prior year due to improved price realization, profitable market share gain in target markets, and favorable productivity.

On a segment basis for the third quarter of 2020, compared to the same period last year:

•North America - Net revenue increased $4.3 million, or 0.6%, to $662.7 million, due to a 1% increase in core revenue. Core revenue increased due to a 6% pricing benefit, partially offset by a 5% volume/mix headwind. Adjusted EBITDA margin expanded by 380 basis points to 13.9%.
•Europe - Net revenue increased $23.3 million, or 8.1%, to $311.0 million, due to a 5% positive impact from foreign exchange and a 3% increase in core revenue. Core revenue increased due to an 2% increase in volume/mix and a 1% pricing benefit. Adjusted EBITDA margin expanded 240 basis points to 12.9%.
•Australasia - Net revenue decreased $6.6 million, or 4.5%, to $139.2 million, due to an 8% decrease in core revenue, partially offset by a 3% favorable impact from foreign exchange. Core revenue declined primarily due to a 7% decrease in volume/mix from continued softness in residential new construction and government mandated restrictions related to the COVID-19 pandemic. Adjusted EBITDA decreased $1.8 million, primarily due to the deleverage impact of volume/mix.

Cash Flow and Balance Sheet
•Cash flow from operations of $210.6 million during the first nine months of 2020, increased by $45.7 million year-over-year
•Free cash flow improved by $83.4 million year-over-year during the first nine months of 2020
Cash flow from operations totaled $210.6 million during the first nine months of 2020, compared to cash flow from operations of $164.9 million during the same period a year ago. The increase in cash flow from operations was primarily due to the impact of changes in accrued expenses and lower cash taxes. Free cash flow generated during the first nine months of 2020 improved $83.4 million year-over-year to $143.7 million, from $60.3 million a year ago, due to an increase in cash flow from operations and a reduction in capital expenditures.
Cash and cash equivalents as of September 26, 2020 were $605.8 million, compared to $226.0 million as of December 31, 2019. Total debt as of September 26, 2020 was $1.767 billion, compared to $1.517 billion as of December 31, 2019.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was a record $952.8 million as of September 26, 2020, compared to total liquidity of $554.5 million as of December 31, 2019.

2020 Outlook
While uncertainty remains elevated around COVID-19 and global macroeconomic conditions, based on continued strong operational performance and improved visibility the Company expects full year 2020 adjusted EBITDA between $435 million and $450 million. This outlook assumes, among other things, no significant changes in COVID-19 related operating restrictions or lockdowns during the fourth quarter.

Conference Call Information
JELD-WEN management will host a conference call on November 3, 2020, at 8 a.m. EST, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (833) 921-1640 and using ID 11097997. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.

For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Director, Investor Relations
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Noreen Pratscher
Vice President, Corporate Communications
704-526-4146
corporate@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

The assumptions underlying the guidance provided for 2020 include the achievement of anticipated improvements in end markets, competitive position, product portfolio, and internal operations; stable macroeconomic factors; continued inflation in materials and freight costs; no further changes in foreign currency exchange and tax rates; successful integration of acquisitions; our future business plans; available supply chain for critical raw materials; no new COVID-19 related restrictions or lockdowns; and the availability of labor to support our manufacturing operations.

Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present several financial metrics in "core" terms, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months. We use core Adjusted EBITDA, which we define as Adjusted EBITDA excluding the impact of foreign exchange and acquisitions completed in the last twelve months. We define core revenue as revenue excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Our use of core margin is defined as core Adjusted EBITDA divided by core revenue. These "core" metrics assist management, investors, and analysts in understanding the organic performance of the operations.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	September 26, 2020	September 28, 2019	% Variance
Net revenues	$1,112.9	$1,092.0	1.9%
Cost of sales	868.0	868.2	—%
Gross margin	244.9	223.8	9.4%
Selling, general and administrative	182.0	161.4	12.7%
Impairment and restructuring charges	1.3	7.9	(83.4)%
Operating income	61.6	54.4	13.2%
Interest expense, net	18.8	17.6	6.9%
Other (income) expense	1.4	(2.7)	(151.3)%
Income (loss) before taxes	41.4	39.5	4.8%
Income tax expense (benefit)	16.0	22.5	(29.0)%
Net income (loss)	$25.5	$17.0	49.5%
Other financial data:
Adjusted EBITDA(1)	$130.7	$108.9	20.0%
Adjusted EBITDA Margin(1)	11.7%	10.0%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

	Nine Months Ended
	September 26, 2020	September 28, 2019	% Variance
Net revenues	$3,084.4	$3,221.2	(4.2)%
Cost of sales	2,426.5	2,549.1	(4.8)%
Gross margin	657.9	672.1	(2.1)%
Selling, general and administrative	520.9	502.1	3.7%
Impairment and restructuring charges	10.1	17.4	(41.7)%
Operating income	126.9	152.6	(16.8)%
Interest expense, net	54.5	53.7	1.4%
Other (income) expense	(3.5)	(1.3)	167.9%
Income (loss) before taxes	75.9	100.2	(24.2)%
Income tax expense (benefit)	27.6	45.0	(38.8)%
Net income (loss)	$48.3	$55.2	(12.4)%
Other financial data:
Adjusted EBITDA(1)	$331.0	$325.8	1.6%
Adjusted EBITDA Margin(1)	10.7%	10.1%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	September 26, 2020	December 31, 2019
Consolidated balance sheet data:
Cash and cash equivalents	$605.8	$226.0
Accounts receivable, net	562.2	469.8
Inventories	509.9	505.1
Total current assets	1,729.8	1,243.3
Total assets	3,853.1	3,381.3
Accounts payable	290.8	295.0
Total current liabilities	897.5	768.8
Total debt	1,767.4	1,517.4
Total shareholders’ equity	893.3	812.1

	Nine Months Ended
Consolidated statement of cash flows data:	September 26, 2020	September 28, 2019
Net cash flow provided by (used in):
Operating activities	$210.6	$164.9
Investing activities	(57.1)	(153.9)
Financing activities	217.1	6.1

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
(amounts in millions)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net income	$25.5	$17.0	$48.3	$55.2
Income tax expense	16.0	22.5	27.6	45.0
Depreciation and amortization	33.5	34.9	99.8	99.7
Interest expense, net	18.8	17.6	54.5	53.7
Impairment and restructuring charges(1)	1.4	8.2	10.4	18.5
(Gain) loss on sale of property and equipment	(0.3)	—	(2.7)	1.1
Share-based compensation expense	2.8	4.1	11.7	10.6
Non-cash foreign exchange transaction/translation (income) loss	3.0	(0.2)	10.6	3.6
Other items (2)	30.0	4.8	70.6	37.7
Costs relating to debt restructuring and debt refinancing	—	—	0.2	—
Other non-cash items (3)	—	—	—	0.7
Adjusted EBITDA	$130.7	$108.9	$331.0	$325.8

(1)Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our consolidated unaudited statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in the accompanying unaudited consolidated statements of operations in the amount of $0.1 and $0.3 for the three months ended September 26, 2020 and September 28, 2019, respectively, and $0.3 and $1.1 for the nine months ended September 26, 2020 and September 28, 2019, respectively.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended September 26, 2020 (1) $27.8 in legal costs and professional expenses relating primarily to litigation, (2) $1.3 in facility closure, consolidation, and startup costs, and (3) $1.1 of realized losses on hedges of intercompany notes; (ii) in the three months ended September 28, 2019 (1) $3.6 in legal costs and professional expenses relating primarily to litigation, (2) $(3.0) of realized gains on hedges of intercompany notes, (3) $2.6 in facility closure, consolidation, and startup costs, and (4) $1.4 in acquisition and integration costs; (iii) in the nine months ended September 26, 2020 (1) $62.5 in legal costs and professional expenses relating primarily to litigation, (2) $5.4 in facility closure, consolidation, and startup costs, (3) $1.2 in one-time lease termination charges, and (4) $1.1 of realized losses on hedges of intercompany notes; (iv) in the nine months ended September 28, 2019 (1) $15.7 in facility closure, consolidation, and startup costs, (2) $13.4 in acquisition and integration costs including $7.1 related to purchase price structured by the former owners as retention payments for key employees of a recent acquisition, (3) $9.9 in legal costs and professional expenses relating primarily to litigation, (4) $(3.1) of realized gains on hedges of intercompany notes, (5) $1.0 in miscellaneous costs, and (6) $0.6 in costs related to departure of former executives.
(3)Other non-cash items include $0.7 in the nine months ended September 28, 2019 for inventory adjustments.
The prior period information has been reclassified to conform with current period presentation.

	Three Months Ended		Nine Months Ended
(amounts in millions, except share and per share data)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net income	$25.5	$17.0	$48.3	$55.2
Legal costs and professional expenses	27.8	3.6	62.5	9.9
Non-cash foreign exchange transactions/translation (income) loss	3.0	(0.2)	10.6	3.6
Impairment and restructuring charges	1.4	8.2	10.4	18.5
Facility closure and consolidation charges	1.3	2.6	5.4	15.7
Acquisition and integration charges	—	1.4	—	13.4
Adjusted tax impact	(6.3)	(6.0)	(23.9)	$(26.9)
Adjusted net income (1)	$52.6	$26.6	$113.3	$89.4

Diluted net income per share	$0.25	0.17	$0.48	0.54
Legal and professional fees	0.28	0.04	0.63	0.10
Non-cash foreign exchange transactions/translation (income) loss	0.03	—	0.10	0.04
Impairment and restructuring charges	0.01	0.08	0.10	0.18
Facility closure and consolidation charges	0.01	0.03	0.05	0.15
Acquisition and integration charges	—	0.01	—	0.13
Adjusted tax impact	(0.06)	(0.07)	(0.24)	(0.26)
Adjusted net income per share (1)	$0.52	$0.26	$1.12	$0.88

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and nine months ended September 26, 2020 and September 28, 2019, respectively.	101,778,952	101,381,976	101,440,963	101,419,770
(1)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.6% for the three and nine months ended September 26, 2020; and 38.9% and 44.0% for the three and nine months, ended September 28, 2019.
The prior period information has been revised and reclassified to conform with current period presentation.

	Nine Months Ended
	September 26, 2020	September 28, 2019
Net cash provided by operating activities	$210.6	$164.9
Less capital expenditures	66.9	104.6
Free cash flow (1)	$143.7	$60.3
(1)Free cash flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of free cash flow, see above under the heading "Non-GAAP Financial Information."

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	September 26, 2020	September 28, 2019
Net revenues from external customers			% Variance
North America	$662.7	$658.4	0.6%
Europe	$311.0	$287.7	8.1%
Australasia	$139.2	$145.8	(4.5)%
Total Consolidated	$1,112.9	$1,092.0	1.9%
Adjusted EBITDA(1)
North America	$92.4	$66.7	38.6%
Europe	$40.0	$30.2	32.4%
Australasia	$18.5	$20.3	(9.1)%
Corporate and unallocated costs	$(20.2)	$(8.3)	143.9%
Total Consolidated	$130.7	$108.9	20.0%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Nine Months Ended
	September 26, 2020	September 28, 2019
Net revenues from external customers			% Variance
North America	$1,857.5	$1,891.9	(1.8)%
Europe	854.0	888.0	(3.8)%
Australasia	372.9	441.2	(15.5)%
Total Consolidated	$3,084.4	$3,221.2	(4.2)%
Adjusted EBITDA(1)
North America	$232.5	$207.0	12.3%
Europe	91.7	86.8	5.6%
Australasia	42.5	58.0	(26.8)%
Corporate and unallocated costs	(35.6)	(26.0)	37.3%
Total Consolidated	$331.0	$325.8	1.6%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.